Independent Auditors' Consent


To the Shareholders and Board of Trustees of Greenwich Street Series Fund:

We consent to the incorporation by reference, with respect to the portfolios listed below for the Greenwich Street Series Funds (the Funds),in this Prospectus and Statement of Additional Information, of our report dated February 9, 2001, on the statement of assets and liabilities as of December 31, 2000 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years or periods in the two-year period then ended and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-30D. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of additional information.

Portfolio

Diversified Strategic Income Portfolio
Intermediate High Grade Portfolio
Money Market Portfolio
Emerging Growth Portfolio
International Equity Portfolio
Appreciation Portfolio
Equity Index Portfolio
Growth and Income Portfolio
Equity Income Portfolio
Total Return Portfolio



KPMG LLP
New York, New York
April 12, 2001